Fall 2016 Preleasing Summary

	Design Beds	% of NOI	2015 Opening Occupancy	Preleasing at June 5,		Preleasing Ahead/(Behind)	Projected Rate Growth
				2016	2015

Same-Communities - by Tier
Prior Year Occupancy Below 90% (Tier 1)	2,000	4.0%	82.5%	64.0%	62.9%	1.1%	1.2%
Prior Year Occupancy 90% to 96.9% (Tier 2)	5,290	11.8%	95.2%	75.1%	72.5%	2.6%	2.1%
Prior Year Occupancy 97% and Above (Tier 3)	21,591	84.2%	99.8%	94.0%	96.2%	(2.2)%	3.8%
Total Same-Communities (1)	28,881	100.0%	97.8%	88.5%	89.5%	(1.0)%	3.4%
Total New-Communities (2)	4,685			80.2%
Total Communities	33,566			87.3%

Projected Fall Revenue:
The same-community portfolio is projected to obtain a 3.0% to 3.5% increase in revenue for the upcoming lease term, with net rates up 3.4% and occupancies consistent with the prior year.

NOTE: Leasing update includes 4,592 same-community beds and 1,141 new-community beds to be delivered in 2016 at the University of Kentucky.

(1) The same-community designation for leasing purposes is different than for financial reporting purposes. A community is considered same-community for leasing when the Company has managed the leasing process for at least two leasing cycles, including the 2016/2017 leasing cycle.

(2) The new-community designation for leasing purposes is different than for financial statement purposes. A community is considered new-community for leasing when the Company has not previously managed the leasing process. Design beds for Total New-Communities above include the following: (1) our 2015 acquisitions of the Commons on Bridge (150 beds) and The Province Boulder (317 beds) plus (2) our 2016 acquisitions of Lokal (194 beds) and the Hub at Madison (1,036 beds) plus (3) beds at our 2016 development deliveries of The Retreat at Oxford (1,018 beds), The Retreat at Blacksburg (829 beds), and Limestone Park I & II (1,141 beds)